Exhibit 4.1

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated April 12, 2005, between PetroQuest Energy, Inc., a Delaware corporation (“PetroQuest”), and Macquarie Bank Limited, a bank incorporated in accordance with the laws of Australia (“MBL”). Capitalized terms used but not defined in this Agreement have the meanings given to them in the Agreement and Plan of Merger dated as of April 12, 2005 (the “PQUE-TDC Merger Agreement”), among PetroQuest, TDC Acquisition Sub LLC, a Louisiana limited liability company and a wholly-owned subsidiary of PetroQuest, TDC Energy LLC, a Louisiana limited liability company (“TDC”), and all of the members of TDC.

Background

     A. PetroQuest and Macquarie Americas Corp. (“MAC”), an affiliate of MBL, are parties to an Assignment of Overriding Royalty Interest dated April 12, 2005 (the “ORRI Assignment”), and a related Purchase and Sale Agreement dated April 12, 2005 (the “ORRI PSA”)

     B. In consideration of the overriding royalty interest to be assigned to PetroQuest Energy, L.L.C., an affiliate of PetroQuest, by MAC, PetroQuest has issued to MBL 500,000 shares (the “Shares”) of the common stock (par value $0.001 per share) of PetroQuest (the “Common Stock”).

     C. The parties desire to enter into this Agreement to memorialize the rights of MBL and the obligations of PetroQuest with respect to the registration of the Common Stock.

Agreements

     In consideration of the respective representations, warranties and covenants of PetroQuest and MBL set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, PetroQuest and MBL agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

     (a) “Closing” shall mean the closing under the ORRI Assignment.

     (b) “Closing Date” shall mean April 12, 2005.

     (c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

     (d) “Commission” shall mean the Securities and Exchange Commission.

     (e) “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

2. MANDATORY REGISTRATION.

     (a) PetroQuest covenants and agrees that on or before 30 days after the Closing Date, PetroQuest will cause to be filed pursuant to Rule 415 of the Securities Act a Shelf Registration Statement on Form S-3 (the “Shelf Registration Statement”) as to the Shares, naming MBL as a selling stockholder. PetroQuest shall use its commercially reasonable best efforts to have such Shelf Registration Statement declared effective as soon as reasonably practicable after such filing, and to keep such Shelf Registration Statement continuously effective until two years following the Closing Date; provided, however, that PetroQuest may voluntarily suspend the effectiveness of such Shelf Registration Statement for a limited time, which in no event shall be longer than 90 days, if PetroQuest has been advised by counsel or underwriters to PetroQuest that the offering of the Shares pursuant to the Shelf Registration Statement would adversely affect, or would be improper in view of (or improper without disclosure in a prospectus), a proposed financing, a reorganization, recapitalization, merger, consolidation, or similar transaction involving PetroQuest, in which case PetroQuest shall be required to keep such Shelf Registration Statement effective for an additional period of time beyond two years following the Closing Date equal to the number of days the effectiveness thereof is suspended pursuant to this proviso. If any event occurs that would cause the Shelf Registration Statement to contain a material misstatement or omission or not to be effective and usable during the period that such Shelf Registration Statement is required to be effective and usable, PetroQuest shall promptly file an amendment to the Shelf Registration Statement and use its best efforts to cause such amendment to be declared effective as soon as practicable thereafter. MBL shall furnish PetroQuest such information regarding its holdings and the proposed manner of distribution thereof as PetroQuest may reasonably request and as shall be required in connection with the Shelf Registration Statement. Notwithstanding any provision contained herein to the contrary, PetroQuest’s obligation to include, or continue to include, the Shares in the Shelf Registration Statement pursuant to this Agreement shall terminate to the extent the Shares are eligible for resale under Rule 144(k) promulgated under the Securities Act.

     (b) All costs and expenses of any registration and qualification pursuant to this Agreement shall be borne by PetroQuest. Such costs and expense shall include, without limitation, the fees and expenses of counsel for PetroQuest and of its accountants, all other costs, fees and expenses of PetroQuest incident to the preparation, printing and filing under the Securities Act of the registration statement and all amendments on supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of the Shares and the costs and expenses (including fees and disbursements of counsel) incurred in connection with the qualification of the Shares under the securities laws of various jurisdictions. Notwithstanding the foregoing, PetroQuest shall not be obligated to bear any fees, or expenses for counsel or other advisors to MBL or any underwriting fees, discounts or commissions or brokerage fees allocable to the registration or qualification of the Shares.

     (c) In the case of any registration or qualification pursuant to this Agreement, PetroQuest will keep MBL advised in writing as to the initiation of proceedings for such registration and qualification and as to the completion thereof, and will advise MBL, upon request, of the progress of such proceeding.

     (d) At PetroQuest’s expense, PetroQuest will keep each registration and qualification under this Agreement effective (and in compliance with the Securities Act) by such action as may be necessary or appropriate for a period of two years after the Closing Date, including, without limitation, the filing of post-effective amendments and supplements to any registration statement or prospectus necessary to keep the registration statement current and the further qualification under any applicable state securities laws to permit such sale or distribution, all as reasonably requested by MBL. PetroQuest will immediately notify MBL, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

     (e) In connection with any registration of the Shares, PetroQuest will provide a transfer agent and registrar for the Shares not later than the effective date of such registration statement.

     (f) In connection with any registration of the Shares, PetroQuest will, if requested by the underwriters for any Shares included in such registration, enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by PetroQuest and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions relating to indemnification and contribution. MBL shall be party to any such underwriting agreement, and the representations and warranties by, and the other agreements on the part of, PetroQuest to and for the benefit of such underwriters shall also be made to and for the benefit of MBL.

     (g) In connection with the preparation and filing of the registration statement registering the Shares, PetroQuest will give MBL and its underwriter, if any, and their respective counsel and accountants (at their sole expense), the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of PetroQuest with its officers, its counsel and the independent public accountants who have certified its financial statements, as shall be necessary, in the opinion of MBL or such underwriters or their respective counsel, in order to conduct a reasonable and diligent investigation within the meaning of the Securities Act. Without limiting the foregoing, each registration statement, prospectus, amendment, supplement or any other document filed with respect to a registration under this Agreement shall be subject to a reasonable review and comment period by MBL registering Shares in such registration and by its counsel.

     (h) PetroQuest will, at the expense of PetroQuest, furnish to MBL such number of registration statements, prospectuses, offering circulars and other documents incident to any registration or qualification referred to in this Agreement as MBL from time to time may reasonably request.

     (i) (A) PetroQuest agrees to indemnify, to the extent permitted by law, MBL and its officers, directors, stockholders, employees, agents and representatives, and any other person deemed to control MBL within the meaning of the Securities Act against all losses, claims, damages, liabilities and expenses caused by (i) any violation or alleged violation by PetroQuest of the Securities Act, the Exchange Act or any other federal or state securities law, rule or regulation applicable to PetroQuest or (ii) any untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PetroQuest by MBL expressly for use therein or by MBL’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto.

          (B) In connection with any registration statement in which MBL is participating, MBL will furnish to PetroQuest in writing such information as PetroQuest reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify PetroQuest, its directors, officers, stockholders, employees, agents and representatives, and any other person deemed to control PetroQuest against any losses, claims, damages, liabilities and expenses resulting from any untrue statement or material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by MBL. In connection with an underwritten offering, MBL will indemnify the underwriters, the officers and directors and each person who controls such underwriters to the same extent as provided above with respect to the indemnification of the PetroQuest.

          (C) Any party entitled to indemnification under this Agreement will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

          (D) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities. If for any reason the foregoing indemnification is unavailable to any party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs, then PetroQuest or MBL, as the case may be, shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by PetroQuest, on the other hand, and PetroQuest or any other applicable indemnified party, as the case may be, on the other hand, and also the relative fault of PetroQuest and MBL or other applicable indemnified party, as the case may be, as well as any other relevant equitable considerations.

     (j) With a view to making available to MBL the benefits of Rule 144 promulgated under the Securities Act, PetroQuest agrees to maintain registration of Common Stock under Section 12(g) or 15(d) of the Exchange Act and to file with the Commission in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Exchange Act so as to maintain the availability of Rule 144. When Rule 144(k) is being complied with, PetroQuest shall deliver securities not bearing any legend restricting transfer for such securities, as may be requested from time to time by the Members upon delivery to PetroQuest of a customary stockholder representation letter in a form reasonably acceptable to PetroQuest.

     (k) The registration rights provided to MBL under this Agreement may not be transferred to any other person or entity, except pursuant to the laws of descent and distribution; provided, however, that such transferees are bound by and subject to the terms and conditions contained herein. Nothing herein shall limit the ability of PetroQuest to grant to any person or entity any registration or similar rights in the future with respect to the Common Stock or other securities of PetroQuest (whether pursuant to the foregoing provision or otherwise).

     3. REPRESENTATIONS AND WARRANTIES BY PETROQUEST. PetroQuest represents and warrants to MBL as of the Closing Date as follows:

          a. Corporate Existence and Power. PetroQuest is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. PetroQuest has all power required to carry on its business as now conducted. PetroQuest is duly qualified to conduct business and in good standing in each jurisdiction where such qualification is necessary.

          b. Corporate Authorization; Enforceability. The execution, delivery and performance by PetroQuest of this Agreement and the ORRI PSA are, and will be at the Closing,

within PetroQuest’s powers and have been duly authorized by the board of directors of PetroQuest and no other action on the part of PetroQuest is necessary to authorize this Agreement or the ORRI PSA. This Agreement has been duly executed and delivered by PetroQuest. Assuming the due execution and delivery by MBL of this Agreement and the ORRI PSA, this Agreement constitutes the valid and binding agreement of PetroQuest, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

          c. Non-Contravention. The execution, delivery and performance by PetroQuest of this Agreement and the ORRI PSA do not and will not at the Closing (a) violate the certificate of incorporation or bylaws or other similar constituent documents of PetroQuest, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of PetroQuest or any licenses to which PetroQuest is a party), or (d) result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of PetroQuest or to a loss of any benefit to which PetroQuest is entitled under, any contract, agreement or other instrument binding upon PetroQuest or any license, franchise, Permit or other similar authorization held by PetroQuest.

          d. Capitalization. The authorized capital of PetroQuest consists of 75,000,000 shares of PetroQuest Common Stock, $.001 par value per share, of which 44,685,363 shares of PetroQuest Common Stock are issued and outstanding as of December 31, 2004, and 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding. As of December 31, 2004, an aggregate of 6,535,239 shares of PetroQuest Common Stock were reserved for issuance under outstanding options, warrants and all other convertible securities of PetroQuest. The shares of PetroQuest Common Stock to be issued as consideration for the ORRI Assignment shall, when issued pursuant to the terms of this Agreement, be validly issued, fully paid and non assessable shares of PetroQuest Common Stock, free of preemptive rights of any kind. The PetroQuest Common Stock is listed for trading on the Nasdaq Stock Market, subject to the listing of the shares issued as the consideration for the ORRI Assignment.

          e. Commission Filings; Financial Statements.

(i) PetroQuest has filed all forms, reports, statements and documents required to be filed with the Commission since January 1, 2002 (collectively, the “PetroQuest Commission Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, each as in effect on the date so filed. None of the PetroQuest Commission Reports contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) All of the financial statements included in the PetroQuest Commission Reports, in each case including any related notes thereto, as filed with the Commission (collectively, the “PetroQuest Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present in all material respects the consolidated financial position of PetroQuest and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

(iii) There are no liabilities of PetroQuest of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to PetroQuest and its Subsidiaries, taken as a whole, other than (A) liabilities disclosed or provided for in the PetroQuest Commission Reports, including the notes thereto, and (B) liabilities incurred in the Ordinary Course of Business (including the use of current credit facilities) since December 31, 2004.

          f. Absence of Certain Changes or Events. Except as contemplated in the PetroQuest Commission Reports, since December 31, 2004, PetroQuest has conducted in all material respects its business only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or could reasonably be expected to have a PetroQuest Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution to stockholders generally with respect to any of the capital stock of PetroQuest, or (iii) any material change in accounting methods, principles or practices employed by PetroQuest.

          g. Litigation. There is no litigation pending or, to the knowledge of PetroQuest, threatened against PetroQuest which could reasonably be expected to have a PetroQuest Material Adverse Effect. Except for such matters which have not had, and could not reasonably be expected to have, a PetroQuest Material Adverse Effect, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to PetroQuest.

          h. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of PetroQuest who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or the ORRI PSA.

     4. ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and it also supersedes any and all prior negotiations, correspondence, agreements or understandings with respect to the subject matter hereof.

     5. MISCELLANEOUS.

     (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, provided that the terms and conditions of Section 2(k) hereof are satisfied. This Agreement may not be amended, modified or waived without the written consent of PetroQuest and MBL.

          (b) (A) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by courier (overnight or same day) or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

(B)	All correspondence to PetroQuest shall be addressed as follows:

PetroQuest Energy, Inc. 400 East Kaliste Saloom Road, Suite 6000 Lafayette, Louisiana 70508 Facsimile No.: (337) 232-0044 Attention: Daniel G. Fournerat

(C)	All correspondence to MBL shall be addressed as follows:

Macquarie Bank Limited Houston Representative Office 333 Clay Street, Suite 4550 Houston, TX 77002 Facsimile No.: (713) 986-3610 Attention: Michael Sextro

          (D) Any party may change the address to which correspondence to it is to be addressed by notification as provided for herein.

     (c) The parties acknowledge and agree that in the event of any breach of this Agreement, remedies at law may be inadequate, and each of the parties hereto shall be entitled to seek specific performance of the obligations of the other parties hereto and such appropriate injunctive relief as may be granted by a court of competent jurisdiction.

     (d) This Agreement may be executed in a number of counterparts, each of which together shall for all purposes constitute one Agreement, binding on all the parties hereto notwithstanding that all such parties have not signed the same counterpart.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

This Agreement is executed by each of the parties on April 12, 2005.

PETROQUEST: PetroQuest Energy, Inc., a Delaware corporation
By:	/s/ Michael O. Aldridge
Michael O. Aldridge
Senior Vice President, Chief Financial Officer and Treasurer

MBL:

Macquarie Bank Limited,
a bank incorporated under the laws of Australia

By:	/s/ Nicholas O’Kane

Printed Name:	Nicholas O’Kane

Title:	Executive Director

By:	/s/ Anita Chiu

Printed Name:	Anita Chiu

Title:	Lawyer